WRITTEN CONSENT OF THE SHAREHOLDERS
                                 OF
                    RAIKE FINANCIAL GROUP, INC.

                        IN LIEU OF A MEETING

	Pursuant to Section 14-2-704 of the Georgia Business Corporation Code, the undersigned, being all of the shareholders of Raike Financial Group, Inc., a corporation organized and existing under the laws of the state of Georgia (the "corporation"), hereby consent to, adopt, and take, the actions specified in the resolution set forth below, to have the same force and effect as if adopted and taken at a duly held meeting of the shareholders. The Undersigned, by singing hereunder, hereby expressly waive their right to receive the material that would have been required to be sent to the shareholders in notice of a meeting at which the below resolution would have been submitted to the shareholders for action.

	BE IT RESOLVED, that William D. Bertsche, Morris L.
Brunson and William J. Raike are hereby elected as directors of the Corporation to serve until the next annual meeting of the shareholders and their respective successors have been duly elected and qualified.

Consented to as of the___ day of March 1995.



                          _______________________________
                          William D. Bertsche, Shareholder

                          ________________________________
                          Morris L. Brunson, Shareholder

                          _________________________________
                          William J. Raike, Shareholder